UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):  September 21, 2007
Delta Apparel, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Georgia
(State or Other Jurisdiction
of Incorporation)

1-15583	58-2508794

(Commission File Number)	(IRS Employer Identification No.)

2750 Premiere Parkway, Suite 100, Duluth, Georgia	30097

(Address of principal executive offices)	(Zip Code)
(678) 774-6900
(Registrant’s Telephone Number
Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 21, 2007, Delta Apparel, Inc. (“Delta Apparel”) and its wholly-owned subsidiaries, Junkfood Clothing Company (“Junkfood”) and M.J. Soffe Co. (“Soffe”), refinanced their credit facility. The terms of the facility are set forth in a Third Amended and Restated Loan and Security Agreement (the “Amended Loan Agreement”) with Wachovia Bank, National Association, as Agent, and the financial institutions named in the Amended Loan Agreement as Lenders. A copy of the Amended Loan Agreement is attached as Exhibit 10.1.
     Pursuant to the Amended Loan Agreement, the maturity of the loans under the credit facility was extended to September 21, 2012, and the line of credit available to Delta Apparel, Junkfood, and Soffe (the “Borrowers”) was increased to $100 million (subject to borrowing base limitations based on the value and type of collateral provided), which represents an increase of $10 million in the aggregate amount that was previously available under the credit facility. Under the Amended Loan Agreement, provided that no event of default exists, the Borrowers have the option to increase the maximum credit available under the facility to $110 million (subject to borrowing base limitations based on the value and type of collateral provided), conditioned upon the Agent’s ability to secure additional commitments and customary closing conditions.
     The credit facility is secured by a first-priority lien on substantial all of the real and personal property of Delta Apparel, Junkfood, and Soffe. As in the facility it replaces, all loans under the credit agreement bear interest at rates based on an adjusted LIBOR rate plus an applicable margin or a bank’s prime rate plus an applicable margin. The facility requires monthly installment payments of approximately $194,000 per month in connection with fixed asset amortizations, and these amounts reduce the amount of availability under the facility. Annual facility fees are .25% of the amount by which $100 million exceeds the average daily principal balance of the outstanding loans and letters of credit accommodations during the immediately preceding month.
     The new facility includes the financial covenant that the Borrowers’ Fixed Charge Coverage Ratio (as defined in the Amended Loan Agreement) for the preceding 12 month period must not be less than 1.10 to 1.0 and otherwise includes customary conditions to funding, covenants, and events of default. Proceeds of the loans may be used for general operating, working capital, and other corporate purposes, and to finance fees and expenses under the facility.
     The foregoing description of the Amended Loan Agreement is qualified in its entirety by the terms and provisions of the Amended Loan Agreement that is filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under Item 1.01 is incorporated herein by reference. At September 21, 2007, $74.2 million was outstanding under the credit facility.
Item 9.01. Financial Statements and Exhibits.

          (d) Exhibits
10.1	Third Amended and Restated Loan and Security Agreement dated as of September 21, 2007 among Delta Apparel, Inc., Junkfood Clothing Company, M.J. Soffe Co., Wachovia Bank, National Association, as Agent, and the financial institutions named therein as Lenders.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA APPAREL, INC.
Date: September 25, 2007	/s/ Deborah H. Merrill
Deborah H. Merrill
Vice President, Chief Financial Officer and Treasurer

Exhibits
10.1	Third Amended and Restated Loan and Security Agreement dated as of September 21, 2007 among Delta Apparel, Inc., Junkfood Clothing Company, M.J. Soffe Co., Wachovia Bank, National Association, as Agent, and the financial institutions named therein as Lenders.